Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is made and entered into as of May 5, 2024 (the “Effective Date”), by and between NextNav Inc., a Delaware corporation (“NextNav”), NextNav, LLC, a Delaware limited liability company and an indirectly, wholly-owned subsidiary of NextNav (the “Employer”), and Sanyogita Shamsunder, a resident of the State of California (“Executive”). Unless the context indicates otherwise, references in this Agreement to the “Company” shall include NextNav and its subsidiaries and affiliates, including without limitation the Employer.

1.                   Position. During the Term of this Agreement, Executive will serve the Company (consistent with applicable international and strategic corporate requirements) as Chief Operating Officer (the “Position”). Executive will report directly to the Chief Executive Officer (“CEO”).

2.                   Duties. Executive shall serve the Company in such capacities and with such duties and responsibilities as are consistent with the Position, or as may from time to time reasonably be assigned to Executive by the CEO. Executive will comply with and be bound by the Company’s operating policies, procedures, and practices from time to time as generally in effect for persons with executive positions at the Company during Executive’s employment.

3.                   Exclusive Service. During the Term of this Agreement, Executive shall devote Executive’s full business time and efforts, subject to vacation and other permitted absences, exclusively to Executive’s employment with the Company and shall apply all of Executive’s skill and experience to the performance of Executive’s duties and advancing the Company’s interests in accordance with Executive’s experience and skills; provided, however, that Executive may engage in charitable, civic, fraternal, trade association, or other activities that (i) are not directly or indirectly competitive with the business of the Company, (ii) do not adversely interfere with Executive’s obligations to the Company, or (iii) do not constitute an actual or potential conflict of interest with the Company.

4.                   Term of Agreement. Executive shall be employed by the Company commencing on the Start Date and continuing through the fourth (4th) anniversary thereof, unless sooner terminated as described in Section 7 below (the “Initial Term”); provided that, on such fourth (4th) anniversary of the Start Date and each annual anniversary thereafter, the Agreement shall automatically renew for successive periods of one year (each, a “Subsequent Term”), as may be applicable, provided that neither the Company nor Executive has terminated the Agreement earlier as described in Section 7 and neither the Company nor Executive gives notice ninety (90) days before the upcoming renewal that the Company or Executive, as applicable, desires to end the Agreement. The Initial Term and any Subsequent Term shall be referred to as the “Term”, and the date Executive’s employment ceases with the Company for any reason shall be referred to as the “Termination Date”.

5.                   Compensation, Credits and Benefits.

5.1              Base Salary. During the Term, the Employer shall pay to Executive a salary at the gross rate of Four Hundred Twenty-Five Thousand dollars ($425,000) per annum, payable in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws as in effect from time to time. Executive’s base salary shall be subject to adjustment, as determined by the CEO and authorized and approved by the Board of Directors (“Board”) or the Compensation Committee of the Board (the “Committee”)], in their sole discretion. Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary”.

5.2              Discretionary Target Bonus. For the period beginning on Executive’s Start Date and each calendar year thereafter, Executive will be eligible to earn an annual incentive bonus in accordance with the program adopted by the Board or the Committee (the “Annual Bonus”). Executive’s Annual Bonus for calendar year 2024 shall be paid at a full-year rate and shall not be pro-rated. Executive’s target Annual Bonus shall be equal to fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”), subject to and based on the achievement of Company and personal performance goals established by the CEO and authorized and approved by the Board or the Committee; provided that, depending on results, Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, as determined by the CEO and authorized and approved by the Board or the Committee, in their sole discretion. Executive’s Annual Bonus will be based eight-five percent (85%) on company performance, and fifteen percent (15%) on Executive’s individual performance. The Annual Bonus, if and to the extent earned, will be paid in the first quarter of the calendar year following the applicable performance year (and consistent with the timing for other executives). Bonus amounts may be paid in cash, immediately vesting equity, or any combination of cash and equity as may be determined by the Board or the Committee. Executive’s active employment during the entire applicable performance year and on the date of the payment of the Annual Bonus are both conditions precedent to Executive’s entitlement to earn the Annual Bonus. If Executive does not fulfill these conditions precedent or, in the sole judgment of the Board or the Committee, has not met the Company and personal performance goals, Executive will not have earned an Annual Bonus or any portion thereof for that particular calendar year.

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5.3              Equity Grants. In connection with Executive’s employment hereunder, the Board of Directors or the Compensation Committee has determined to award to Executive the following grants, subject to the terms of NextNav’s 2021 Omnibus Incentive Plan (“the Plan”). No right to any equity grant is earned or accrued until such time as vesting occurs, and equity grants do not confer any right to continued vesting or employment

a.                   As of the Start Date, equity grants will be made to the Executive with an aggregate value of Two-Million One-Hundred Thousand dollars ($2,100,000) divided in value between NextNav restricted stock units (“RSU”) with a grant value equal to One-Million Dollars One-Hundred Thousand dollars ($1,100,000) and a grant of NextNav stock options (“Options”) with a grant value of One Million dollars ($1,000,000). In each case the conversion of the grant value into the amount of RSUs and Options will be calculated using a trailing twenty (20) day average of Company stock price from the grant date, consistent with grant calculations made for other executives, and otherwise be in accordance with the terms of the Plan. Executive’s Option exercise price shall be priced at one hundred and ten (110%) of the trailing twenty (20) day average of the Company stock price from the grant date. Thirty percent (30%) of the RSUs and Options shall vest twelve (12) months from the grant date, and subject to your continued employment with the Company the RSUs and options shall continue vesting in equal quarterly installments over the subsequent three years;

b.                   Subject to Board or Committee authorization and approval, in the first quarter of 2025, Executive will be eligible for an annual long-term incentive grant valued at One Million dollars ($1,000,000) divided equally in value between NextNav RSUs and Options. As to each of these grants, 1/4 shall vest on the one- year anniversary of the grant date and the remaining 3/4 of the grant shall vest in equal installments of 1/12 per quarter thereafter. In each case the conversion of the grant value into RSUs and Options will be calculated using a trailing twenty (20) day average of Company stock price from the grant date, consistent with grant calculations made for other executives, and otherwise be in accordance with the terms of the Plan. Executive’s Option exercise price shall be priced at one hundred and ten (110%) of the training twenty (20) day average of the Company stock price from the grant date. Thereafter, annual equity grant amounts will be subject to the authorization and approval of the Board or Committee in their sole discretion. Such annual long-term incentive equity grants shall vest over a four-year period, consistent with grant calculations made for other executives, and each in the form previously approved by the Board or Committee in connection with the Plan, a form of each of which has been provided to Executive.

5.4              Benefits; Paid Time Off. During the Term of this Agreement, Executive will be eligible to participate in the Company’s employee benefit plans applicable to similarly situated employees of the Company, as in effect from time to time, in accordance with the rules established for individual participation (or, as applicable, participation by spouse, domestic partner and/or family) in any such plan and applicable law. Executive will be eligible for vacation and paid sick leave in accordance with applicable law and the Company’s policies in effect from time to time. Executive will also be eligible for paid holidays as the Company generally provides to its employees holding similar positions to that of Executive. However, nothing in this Agreement shall, in any way, require the Company to establish any such benefits or continue to maintain any such benefits programs or plans, or limit the Company from making any blanket amendments, changes, or modifications to the eligibility requirements or any other provisions of any employee benefit plan or benefit, and Executive’s participation in or entitlement under such plans and benefits shall at all times be subject in all respects thereto.

5.5              Expense Reimbursements. Upon presentation of verifiable invoices and/or other documentation as may be requested by the Employer, and subject to the Company’s expense reimbursement policies, the Employer shall reimburse Executive for the reasonable and necessary costs and expenses that Executive incurs in connection with the performance of Executive’s duties and employment obligations, and for activities and events related to the business of the Company.

5.6              D&O Insurance; Indemnification. Executive shall be provided with an indemnification agreement in the form approved by the Board, and provided to other Executives and Board members. Executive shall be covered under any D&O insurance policy as may be in effect from time to time.

6.                   Proprietary Rights. Simultaneously with execution of this Agreement, Executive shall execute a Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) with the Company in the form attached hereto as Exhibit A. The Confidentiality Agreement shall survive termination of Executive’s employment, regardless of the reason for such termination.

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7.                   Termination.

7.1              “Cause” Defined. For purposes of this Agreement, “Cause” shall mean: (a) Executive’s refusal to perform, or ongoing negligence in performing, Executive’s duties or responsibilities (other than a failure resulting from Executive’s death or Disability, as defined below) upon reasonable direction of the CEO; (b) Executive’s engaging in any act of fraud or misrepresentation involving the Company or its assets; (c) Executive’s engaging in sexual misconduct or harassment or similar behavior in Executive’s personal or professional capacity; (d) Executive’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (e) Executive’s material breach of any term of the Confidentiality Agreement or this Agreement; (f) Executive’s being convicted of, or entering a plea of nolo contendere to, any felony or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act; (g) Executive’s material breach or violation of any other Company policy or formal procedure; (h) Executive’s engaging in gross misconduct or gross negligence; or (i) where the Company reasonably believes that Executive engaged in conduct which would cause the Company to suffer material disrepute or reputational harm or otherwise be materially injurious to the Company; provided, however, that in the event the Company in its sole discretion determines that the events alleged to constitute Cause are curable, Executive shall be provided with up to twenty (20) days to cure or explain the events alleged to constitute Cause (during which twenty (20) day period Executive’s active employment may be suspended).

7.2              “Disability” Defined. For purposes of this Agreement, “Disability” shall mean Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a medically-determined mental or physical impairment that continues for at least ninety (90) consecutive days or one hundred twenty (120) days in any consecutive three hundred sixty five (365) day period. Executive further agrees that providing a leave of absence beyond the Disability period as a form of disability accommodation under state or federal law would not be a reasonable accommodation and would cause undue hardship for the Company in light of Executive’s Position.

7.3              “Good Reason” Defined. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (a) a material reduction in Executive’s total compensation (including, but not limited to, the Target Bonus opportunity), provided that such reduction is not part of a Company-wide reduction applicable to the executive team or Company-wide; or (b) a material change in geographic location at which Executive must perform services, which for this purpose shall mean a relocation of Executive’s principal office of employment to more than fifty (50) miles from Executive’s current location; or (c) a material breach of this Agreement by the Company or its successor. An event shall only qualify as a “Good Reason” if: (i) Executive provides the Company written notice of the claimed event of Good Reason within ninety (90) days of the date that such event first occurs (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred); and (ii) the Company does not cure such claimed event of Good Reason within thirty (30) days of receipt of written notice from Executive. If Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable Good Reason event, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such Good Reason event.

7.4              “Change in Control” Defined. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed thereto in the Company’s 2021 Omnibus Incentive Plan (as it has been or may be amended and/or restated from time to time and any successor plan thereto).

8.                   Effect of Termination.

8.1              Termination by the Company for Cause During the Term, Resignation By Executive Without Good Reason During the Term, or the Expiration of Term By Notice of Non-Renewal By Executive. In the event of: (a) a termination by the Company for Cause during the Term; or (b) resignation by Executive without Good Reason during the Term; or (c) wherein Executive provides notice to the Company prior to the expiration of the Initial Term or any Subsequent Term of Executive’s intention not to renew the Agreement, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the compensation and benefits otherwise payable to Executive under Section 5 hereof earned through the Termination Date and any expense reimbursements due and owing to Executive which were incurred prior to the Termination Date (“Accrued Compensation”). Executive’s rights under the Company’s benefit plans shall be determined under the provisions of those plans. Executive shall not receive any other payments or severance of any kind.

8.2              Termination due to Death or Disability. In the event of Executive’s termination as a result of Executive’s death or Disability, the Company shall pay Executive or Executive’s heirs (in the event of death or incapacity) the Accrued Compensation as well as the pro-rated bonus for the year of Executive’s death or Disability, payable when bonuses are paid to other employees.

8.3              Termination by Company without Cause, Executive’s Resignation for Good Reason, or due to Expiration of Term By Notice of Non-Renewal By the Company. If Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, then the Company shall provide Executive with the following benefits:

a.                   The Company shall pay Executive the Accrued Compensation;

b.                   Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective a General Release of all claims in a form to be provided by the Company (the “General Release”), and such General Release becoming effective within sixty (60) days following the Termination Date (such sixty (60)-day period, the “General Release Execution Period”):

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i.                    Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to twelve (12) months of Executive’s then current Base Salary (ignoring any decrease in Base Salary that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

ii.                  Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date or, in the event that less than a full calendar year was completed, a pro-rated Annual Bonus (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

iii.                If Executive timely elects and is eligible for continued coverage under COBRA for Executive and covered dependents under the Company’s group health plans following such termination employment, then the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and eligible dependents on the Termination Date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the twelve (12)-month period following his Termination Date, the date Executive becomes eligible for coverage under another employer’s group health plan, or the cessation of Executive’s eligibility for the continuation coverage under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay Executive on the first day of each month of the applicable period, a fully taxable cash payment equal to such portion of the COBRA premiums for that month, subject to applicable tax withholdings. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease;

iv.                All of Executive’s then outstanding, unvested equity-based awards subject solely to time-based vesting, that would have become vested (but for such. termination) during the twelve (12)-month period beginning on the Termination Date, shall vest as of the date immediately prior to the Termination Date; and

v.                   Subject to the next succeeding sentence, all of Executive’s outstanding unvested equity based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement. Notwithstanding the foregoing, if the Executive’s employment is terminated without Cause by the Company during the first two years following the Effective Date, then all of the Executive’s outstanding unvested equity based awards subject to performance-based vesting granted during the Term to the Executive shall vest as of the date immediately prior to the Termination Date.

8.4              Change in Control. Notwithstanding any other provision contained herein and without duplication of Section 8.3, if Executive’s employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), due to Executive’s resignation for Good Reason, or on account of non-renewal by the Company in accordance with Section 4, in each case within the period beginning on the date the Company enters into a definitive agreement that if consummated would result in a Change in Control and ending on the twelve (12) month anniversary of such Change in Control, then the Company shall provide Executive with the following benefits:

a.                   The Company shall pay Executive the Accrued Compensation;

b.                   Conditioned upon and in exchange for Executive signing, not revoking and allowing to become effective the General Release within the General Release Execution Period:

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i.                    Pay to Executive a lump sum payment, less applicable required withholdings and deductions, equal to one hundred and fifty percent (150%) of the sum of (A) then current Executive’s Base Salary and (B) Executive’s Target Bonus for the year in which the Termination Date occurs (ignoring any decrease in Base Salary or Target Bonus that formed the basis for Good Reason), which shall be payable on the next regular payroll date of the Company following the sixtieth (60th) day following the Termination Date; provided that, in no event shall such payment occur later than March 15th of the calendar year following the calendar year in which the Termination Date occurs;

ii.                  Pay to Executive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date (such earned amount determined without regard to the requirement of Executive being employed on the date of payment), which shall be paid on the otherwise applicable payment date for such Annual Bonus;

iii.                If Executive timely elects and is eligible for continued coverage under COBRA for Executive and covered dependents under the Company’s group health plans following such termination employment, then the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and eligible dependents on the Termination Date, as and when due to the insurance carrier or COBRA administrator (as applicable), through the earlier to occur of the expiration of the twelve (12)-month period following her Termination Date, the date Executive becomes eligible for coverage under another employer’s group health plan, or the cessation of Executive’s eligibility for the continuation coverage under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay Executive on the first day of each month of the applicable period, a fully taxable cash payment equal to such portion of the COBRA premiums for that month, subject to applicable tax withholdings. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause will cease;

iv.                All other outstanding, unvested equity-based compensation awards subject solely to time-based vesting granted to Executive during the Term shall become fully vested as of the date immediately prior to the Termination Date; and

v.                   Subject to the next succeeding sentence, all outstanding, unvested equity-based compensation awards subject to performance-based vesting granted to Executive during the Term shall be subject to the terms of the applicable award agreement. Notwithstanding the foregoing, if the Executive’s employment is terminated without Cause by the Company during the first two years following the Effective Date, then all of the Executive’s outstanding unvested equity based awards subject to performance-based vesting granted during the Term to the Executive shall vest as of the date immediately prior to the Termination Date.

8.5              Severance Limitations. Executive shall not receive any other payments or severance of any kind, except as expressly set forth in this Agreement.

8.6              Resignation as Officer or Director. Upon termination of employment for any reason, Executive shall resign immediately from each position that Executive then holds as an officer or director of the Company or any affiliate, or related entity thereof.

9.                   Miscellaneous.

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9.1              Arbitration. The Company and Executive agree that all claims, complaints, controversies, grievances, or disputes that arise out of or relate in any way to the parties’ relationship, whether based on contract, tort, statutory, or any other legal theory, shall be submitted to mandatory, binding arbitration before a single, neutral arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as amended, and shall be administered by the American Arbitration Association (“AAA”) in accordance with its then-current Employment Arbitration Rules and Mediation Procedures. The Rules are available online at www.adr.org. If the AAA Employment Arbitration Rules and Mediation Procedures are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. The Arbitration shall be convened in the county in which Executive was employed most recently by the Company, and specifically will take place in Santa Clara County, California. The Arbitrator will have the authority to award legal fees and costs of the arbitration to the prevailing party.

a.                   Waiver of Trial by Jury. The parties understand and fully agree that by agreeing to arbitrate, they are giving up their constitutional right to a trial by jury, as well as their rights of appeal following the rendering of a decision, except as the Federal Arbitration Act and applicable federal law provide for judicial review of arbitration proceedings.

b.                   Covered Claims. This Section 9.1 covers all claims under federal, state or local law arising out of or relating to Executive’s application for employment with the Company, any offer of employment made by the Company, Executive’s employment by the Company, the breach of this or any other employment agreement, the termination of Executive’s employment with the Company, or any other aspect of Executive’s relationship with the Company, including claims that do not relate to Executive’s employment with the Company, claims that Executive may have against the Company or the Company’s subsidiaries, parents, affiliates, successors, or predecessors and their respective officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, and claims that the Company may have against Executive. The claims covered by this Section 9.1 (the “Covered Claims”) include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act. The parties specifically agree that the Covered Claims include claims under the Fair Labor Standards Act and other federal, state, or local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, paid or unpaid leave, and meal period and rest break violations.

c.                   Claims Not Covered. Claims for workers’ compensation benefits, unemployment compensation benefits, or any other claims that, as a matter of law, the parties hereto cannot agree to arbitrate are not subject to, and are excluded from, this Section 9.1. Nothing in this Section 9.1 shall be interpreted to prohibit or preclude the filing of complaints with the Equal Employment Opportunity Commission, or the National Labor Relations Board, or a similar state or local agency.

d.                   Waiver of Class, Representative, and Collective Action Claims. Except as otherwise required by law, Executive and the Company expressly intend and agree that: (i) class action and collective action procedures shall neither be asserted nor apply in any arbitration conducted pursuant to this Agreement; (ii) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (iii) Executive and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

e.                   Substantive Law. All Covered Claims shall be submitted to arbitration within the applicable statute of limitations period for the assertion of such claims in a court proceeding under California law, and shall otherwise be deemed to barred and waived if not submitted to arbitration within the applicable statute of limitations. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this arbitration agreement. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions. The Arbitrator’s decision shall be final and binding upon the parties.

f.                    Other Provisions. Either party may bring an action in court to confirm, vacate or enforce an arbitration award entered pursuant to this Section 9.1. This Section 9.1 shall not limit the Company’s ability to seek injunctive relief in accordance with Section 9.3. Each party shall bear its own attorneys’ fees and costs and other expenses of such action. The Company shall be responsible for all costs unique to the arbitration process to the extent required by applicable law. Otherwise, each party shall be responsible for paying its own costs for the arbitration, including but not limited to attorneys’ fees. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator (or if applicable, the court) may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator. This Section 9.1 shall survive the termination of Executive’s employment. It may only be revoked or modified in a writing that specifically states the intent to revoke or modify the arbitration provisions of the Agreement and that is signed by both Executive and the Company.

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9.2              Severability. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

9.3              Remedies.

a.                   Injunctive Relief. .Notwithstanding Section 9.1, in the event of a breach or threatened breach by the either party of the Confidentiality Agreement, each Party hereby consents and agrees that the other shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

b.                   Other Relief. The availability of specific performance or injunctive relief for the material breach or threatened material breach by Executive of this Agreement shall in no way limit or otherwise affect the availability of other remedies to the Company, including monetary damages, for injuries sustained that specific performance or an injunction will not remedy.

9.4              Waiver. All waivers hereunder shall be in writing. No waiver by any party of any breach or anticipated breach of any provision of this Agreement by the other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar.

9.5              Assignment. The Company may, in its discretion, assign its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, to any person who acquires all or a substantial portion of the business of the Company or any of its subsidiaries, whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction), and in connection with any such assignment or delegation of its obligations hereunder, shall be released from such obligations hereunder. This Agreement may not be assigned by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns.

9.6              Entire Agreement. This Agreement (together with the Exhibits attached hereto) and the other agreements referenced herein constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties pertaining to such subject matter. The Exhibits attached hereto are incorporated herein by reference and made a part hereof.

9.7              Amendment. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties.

9.8              Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, by email, by registered or certified mail, return receipt requested, bearing proper postage, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

If to the Company:	NextNav Inc.
1775 Tysons Blvd.
5th floor
Tysons, VA 22102
Attention: CEO

In each case, with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
1841 Page Mill Road, Suite 150
Palo Alto, California 94304-1216
Attention: Karen Wentzel

If to Executive, at the address on file with the Company.

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Each party shall have the right to designate another address or change an address by written notice to the other parties in the manner prescribed herein. All notices given pursuant to this Section 9.8 shall be deemed to have been given: (a) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee; (b) if by registered or certified mail, three (3) business days after deposit in the United States mail in the manner set forth above; (c) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee); or (d) if delivered by facsimile or email, on the date of such facsimile or e-mail transmission as set forth in a facsimile log or the body of such e-mail transmission, as applicable.

9.9              Interpretation. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions. References in this Agreement to amounts of money expressed in dollars are references to United States dollars. As used herein, “person” means an individual or entity.

9.10          Counterparts. This Agreement may be executed in counterparts and by facsimile or e-mail with scan attachment, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.11          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

9.12          Advice of Counsel. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained or waived the right to obtain such advice of independent legal counsel.

9.13          Conditions to Employment. Executive shall provide the Company with such proof of Executive’s United States citizenship or authorization to work in the United States as required by law. Executive represents that Executive is under no contractual or other restriction inconsistent with the intention and provisions of this Agreement, the performance of Executive’s duties hereunder, or the rights of the Company under this Agreement.

9.14          Application of Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, and the regulations promulgated thereunder and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (b) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for Executive, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to Executive shall be reduced such that the economic loss to Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations to be made under this Section shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change in Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and Executive within ten (10) days of the Change in Control. Any such determination by the Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

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9.15          Compliance with Section 409A.

a.                   It is intended that compensation paid and benefits delivered to Executive pursuant to this Agreement shall be either paid in compliance with, or exempt from, Code Section 409A (“Section 409A”) so as not to subject Executive to payment of interest or any tax under Section 409A, and this Agreement shall be construed, interpreted and administered accordingly. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Executive’s right to receive any installment payment pursuant to this Agreement (if any) shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A. Any payment to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, in the event this Agreement or any compensation paid or benefits delivered to Executive hereunder is deemed to be subject to Section 409A, the Company shall adopt such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. In no event shall the Company, the Board, the Committee, any employee of the Company, or any adviser of any of the foregoing be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

b.                   Notwithstanding any provision in the Agreement to the contrary, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” (as defined in Section 409A), then such payment or benefit shall not be paid until the first payroll date following the six (6)-month anniversary of the Termination Date or, if earlier, the first payroll date following Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise be paid before the Specified Employee Payment Date shall be paid, without interest, in a lump sum on the Specified Employee Payment Date, and thereafter any remaining payments, if any, shall be paid without delay in accordance with their original schedule.

c.                   Notwithstanding any provision in this Agreement to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, the Employer and Executive have executed this Agreement as of the date first above written.

NextNav Inc.

Dated: 5/5/2024	By:	/s/Mariam Sorond
	Name:	Mariam Sorond
	Title:	CEO

NextNav LLC.

Dated: 5/5/2024	By:	/s/Mariam Sorond
	Name:	Mariam Sorond
	Title:	CEO

Dated: 5/5/2024	By:	/s/Sanyogita Shamsunder
	Name:	Sanyogita Shamsunder

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EXHIBIT A

NEXTNAV INC. CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND

ARBITRATION AGREEMENT

As a condition of my employment with NextNav Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.  Confidential Information.

A. Company Information. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm, or corporation (without written authorization of the CEO, or the Board of Directors of the Company) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and, furthermore that unauthorized use or disclosure of Company Confidential Information during or after my employment with the Company may also result in legal action being taken against me by the Company. I understand that “Company Confidential Information” means any non- public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity. I understand that my unauthorized use or disclosure of such information of a former or concurrent employer during my employment with the Company may lead to disciplinary action, up to and including immediate termination and, furthermore that unauthorized use or disclosure of such information during or after my employment with the Company may also result in legal action being taken against me by the Company.

C. Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and, furthermore that unauthorized use or disclosure of Associated Third Party Confidential Information during or after my employment with the Company may also result in legal action being taken against me by the Company.

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2.  Inventions.

A. Inventions Retained and Licensed. I have attached hereto as Schedule 1, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title, or interest, which are subject to California Labor Code Section 2870 (attached hereto as Schedule 2), and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Schedule 1, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a non- exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Invention without restriction, including, without limitation, as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

 B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and agree to assign and hereby do irrevocably assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 3.F below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights," “droit moral," or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that I may have in the assigned Inventions.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

E. Further Assurances. I agree to assist the Company, or its designee, in a lawful manner and at the Company’s expense, to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligations under this Section 3E shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

F. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Schedule 2). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Schedule 1.

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3.  Conflicting Employment.

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 4.A, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

4.  Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 3.D. I also consent to an exit interview to confirm my compliance with this Section 5.

5.   Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

6.  Solicitation of Employees. I agree that for a period of twenty-four (24) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity. I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this twenty-four (24) month period, including, without limitation, my obligations under Section 2A.

7.  Conflict of Interest Guidelines. I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Schedule 3 hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

8.  Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

9.  Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non- licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

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10.  Arbitration and Equitable Relief.

A. Arbitration.   IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.4, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS AND DEMURRERS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.

C.   Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

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D. Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11.  General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California for any lawsuit filed against me by the Company.

B. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President or CEO of the Company and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

E. Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

G. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, the Employer and Executive have executed this Agreement as of the date first above written.

NextNav Inc.

Dated: 5/5/2024	By:	/s/Mariam Sorond
	Name:	Mariam Sorond
	Title:	CEO

Dated: 5/5/2024	By:	/s/Sanyogita Shamsunder
	Name:	Sanyogita Shamsunder

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SCHEDULE 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

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SCHEDULE 2

CALIFORNIA LABOR CODE SECTION 2870 INVENTION ON OWN TIME- EXEMPTION FROM AGREEMENT

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SCHEDULE 3

NEXTNAV INC.

CONFLICT OF INTERESTS GUIDELINES

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